EXHIBIT 99.1

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
October 13, 2003

Peoples Energy Announces Fiscal 2004 Earnings Guidance
Company Comments on Fiscal 2003 Outlook

CHICAGO - Peoples Energy (NYSE: PGL) announced today that its fiscal 2004 earnings are expected to be in the range of $2.70 to $2.85 per share. The company said that its target range for the coming year was based upon several factors, including continued operating income growth from the company's diversified energy businesses, ongoing cost control measures, a return to normal weather, higher pension expense, and higher average shares outstanding. Capital expenditures are expected to decline from about $200 million in fiscal 2003 to about $150 million in fiscal 2004.

The company also said that it was on track to report a year of solid earnings for fiscal 2003, with results expected to fall within the lower end of the previously communicated range of $2.85 to $2.95 per share. Peoples Energy will report fiscal 2003 earnings on Friday, October 31, 2003.

"As we close the books on fiscal 2003, earnings per share will certainly exceed the original targets we provided a year ago of $2.70 to $2.80 per share and will show significant improvement over 2002 results," said Thomas M. Patrick, chairman, president, and CEO. "In addition, our common stock dividend was increased to $2.12 per share, and we further strengthened our balance sheet during the past fiscal year. These results reaffirm the success of our strategy of enhancing our core gas distribution business, while building our diversified energy businesses. That strategy has delivered a solid 5 percent annual rate of growth in earnings per share over the past five years, a rate we believe we can meet or exceed over the next five-year period."

Company Presentation and Webcast

Peoples Energy will host analyst meetings in New York on Monday, October 13, 2003 and in Boston on Tuesday, October 14, 2003. Investors are invited to participate in a live webcast of the presentation on Monday, October 13, 2003, at 11:30 a.m. Central (12:30 p.m. Eastern) by visiting the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and selecting the "Live Webcast" icon on the Corporate Overview page. A copy of the presentation is also available from the Corporate Overview page by selecting "Presentations".

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings for fiscal years 2003 and 2004 and its expectations concerning long-term earnings growth. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from future expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts and interest expense; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; , legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's Gas Distribution, Power Generation and Oil and Gas Production segments; Aquila's financial ability to perform under its power sales tolling agreements with Elwood Energy L.L.C.; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

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